UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2021

Acutus Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39430	45-1306615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2210 Faraday Ave., Suite 100 Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (442) 232-6080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	AFIB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01Entry into a Material Definitive Agreement.

Feasibility and Development Agreement

On June 3, 2021, Acutus Medical, Inc. (“Acutus” or the “Company”) and Biotronik SE & Co. KG (“Biotronik”) entered into a Feasibility and Development Agreement (the “Development Agreement”) pursuant to which the parties agreed, among other things, to evaluate and pursue the development of certain hardware, software and IT infrastructure (collectively, the “Qubic Connect System”), as further described below.

Activities.

The activities to be undertaken in connection with the Development Agreement are divided into three phases:

•

Phase 1a—The parties will use commercially reasonable efforts to create a technical solution and service by which Biotronik will deliver data generated by certain Acutus and Biotronik products remotely to the Company.

•

Phase 1b—The parties will use commercially reasonable efforts to create a technical solution developed and operated by Biotronik that enables the Company to remotely update the system software of AcQMap 3D Systems.

•	Phase 2—The parties will use commercially reasonable efforts to implement AcQMap 3D System remote screen sharing functionality.

Terms of any commercialization of the Qubic Connect System will be negotiated by the parties separately.

Regulatory Approvals.

Biotronik will be the manufacturer of record for, and will be responsible for all regulatory approvals associated with, the device developed under the Development Agreement for the purposes of transmitting and receiving data between other devices in the Qubic Connect System (the “Qubic Connect Device”). Each Party shall be fully responsible to the other for obtaining regulatory approval for (i)the clinical testing of the Qubic Connect Device in connection with the respective connected electrophysiology (“EP”) devices of the parties; and (ii) the regulatory approval for the Qubic Connect Device in connection with the respective connected EP devices of the parties. The parties will work collaboratively to obtain regulatory approvals for new and existing but adapted EP devices of the parties affected by the activities related to the Development Agreement.

Intellectual Property.

Intellectual property rights for works or inventions to the extent created solely by one of the parties in the course of its activities under the Development Agreement will be owned exclusively by such party. Intellectual property rights for works or inventions to the extent jointly created by the parties will be owned jointly, and neither party shall have the duty to account or obtain the consent of the other party to exploit or license any such jointly owned intellectual property rights. Each party has granted to the other party a non-exclusive, worldwide, fully paid, royalty free right and license, without the right to grant or authorize sublicenses except to affiliates, intellectual property rights necessary to perform and complete such party’s responsibilities under the Development Agreement. Each party has also granted and will grant to the other party a non-exclusive, worldwide, fully paid, royalty free, perpetual, non-terminable, right and license, with the right to grant or authorize sublicenses to make, have made, use, sell, offer to sell, import and otherwise exploit and dispose of the subject matter of certain patents directed to inventions that were conceived, developed or reduced to practice in connection with the Development Agreement relating to the connectivity, presentation (e.g., to physicians, other healthcare professionals or patients) and/or other processing of EP procedure data of or for EP devices that perform or support catheter-based cardiac diagnostics or ablation, excluding such EP devices themselves.

Financial Terms.

The Company and Biotronik shall evenly divide costs associated with activities under the Development Agreement, except that the Company shall make an initial payment of €250,000 in connection with Phase 1a with the Company’s maximum total cost equaling €2.5 million.

Termination.

The Development Agreement may be terminated by either party in certain circumstances, including for convenience upon thirty days’ prior written notice.

The foregoing description of the Development Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Development Agreement, a copy of which will be filed concurrently with the filing of the Company’s next quarterly report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acutus Medical, Inc.
Date: June 7, 2021	/s/ Vince Burgess
Vince Burgess President and Chief Executive Officer